Exhibit 107

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share		15,221,334(1)	$16.45(2)	$250,390,944(1)(2)	.0000927	$23,211

Fees Previously Paid

(1)

Consists of an aggregate of 15,221,334 outstanding shares of the Registrant’s Class A common stock that were issued to Volkswagen Group of America Investments, LLC (“VGA”) effective as of April 28, 2021 after the completion of a specified technical milestone pursuant to the previously disclosed Series F Preferred Stock Purchase Agreement by and between the Registrant, QuantumScape Battery, Inc. and VGA.

(2)

Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Registrant’s Class A common stock quoted on the New York Stock Exchange on February 8, 2022.